CONTACT:
U.S. Physical Therapy, Inc.
Jason Curtis, Interim Chief Financial Officer
email: jcurtis@usph.com
Chris Reading, Chief Executive Officer
(713) 297-7000
Three Part Advisors
Joe Noyons
(817) 778-8424

Exhibit 99.1

U.S. Physical Therapy, Inc.
Conference Call Transcript
May 7, 2026 10:30 am ET

Operator:
Good day, and thank you for standing by. Welcome to the U.S. Physical Therapy First Quarter 2026 Earnings Conference Call. At this time, all participants are in a listen-only mode. After the speaker’s presentation, there will be a question-and-answer session. In order to ask a question during the session, please press star (*) key followed by the number one (1) on your telephone keypad. Please be advised that today’s conference is being recorded. If you require any further assistance, please press star (*) then zero (0). I’d now like to turn the call over to Chris Reading, Chairman and CEO. Please go ahead, sir.

Chris Reading:
Thank you. Good morning and welcome everyone to our 2026 First Quarter Earnings Call. With me on the line this morning includes Jason Curtis, our interim CFO and Senior Vice President of Finance and Accounting. I look forward to many of you getting to meet Jason for the first time during this earnings process and call and subsequent investor calls and meetings. He’s done a tremendous job jumping in without a lot of warning and keeping all the plates spinning in his normal job and doing a terrific job both with reporting, the board and all the many things, including the redo of our credit agreement. He’s very instrumental in all of that. I look forward to you guys getting to know him a little bit.

Along with Jason, Eric Williams, our President and COO, Rick Binstein, our Executive Vice President and General Counsel, and Kate Venturina, our Vice President and Controller.
Before we discuss the results for this past quarter, as usual, we need to cover a brief disclosure statement. Kate, if you would, please.

Kate Venturina:
Thank you, Chris. Today’s presentation includes forward-looking statements, which involve certain risks and uncertainties. These forward-looking statements are based on the Company’s current views and assumptions. The Company’s actual results may vary materially from those anticipated. Please see the Company’s filings with the Securities and Exchange Commission for more information. This presentation also includes certain non-GAAP measures as defined in Regulation G. The related reconciliations can be found on the Company’s earnings release and the Company’s presentations on our website. Chris?

Chris Reading:
Thanks, Kate. Let me start off by covering some of the key objectives that we are neck-deep in and working on, and that we established as priorities prior to the start of the year. These objectives include semi-virtualization of our front desk, which is and will produce savings in both labor as well as overall efficiency and improved authorization consistency. The latter of which, ultimately, has an impact on rate. AI-assisted ambient listening documentation technology which will help our clinicians spend less head-down time on their computers and more time interfacing with our patients. Obviously, that has an impact, both potential impact on productivity and rate through unit capture, again, with direct patient interface.

Re-engagement with remote therapeutic monitoring for our traditional Medicare population after CMS revised the rules in late 2025, beginning 2026 this year in January. Expansion of our cash-based programs across a great number of our top partnerships. We initially rolled this out last year in the spring. We had another partner meeting again in April this year with a large swath of our top 30, top 40 partners where a significant part of our growth and income comes from, and we focused on growth opportunities; one of those was cash-based programs deployment. That is rolling out as we speak.

Finally, a strong investment and effort directionally to create opportunities with large hospital systems similar to the two that were previously announced, including NYU and another one in the Gulf Coast region. Those efforts are going very well. In fact, we just started the NYU transition process for our initial set of clinics, and we’ll be rolling facilities in over the next few months across both opportunities. These initiatives are on track, and we believe will produce the results we have discussed as the year progresses. This in combination with continuing ramp up of visits across the Company gives us the confidence to reaffirm our previous guidance. In fact, we finished Q1 right on budget. For some of you, I know you had different Q1 expectations, but we were where we expected to be exiting this first quarter.

First quarter highlights include revenue increase in physical therapy of 7.2%, with the 2.5% same-store increase. This was driven from the 6.9% bump in patient volume, which for the quarter increased the visits per clinic per day to 31.8. Now just for some perspective, demand was strong this Q1. We lost over 31,000 visits to weather, which impacts not just revenue, but the vast majority of our highest paid people we had to pay to sit at home during these weather events, which is a drag on margins. All of that is now in the rear-view mirror as we ramp into the busiest period of the year. The net rate for the quarter rose to $106.49, up from $105.66 prior year. The biggest positive influencers there include a nice 3.4% year-over-year increase in commercial rates coupled with the small Medicare pricing increase we’re ramping into as the year begins. Pulling against that a little bit, on a blended basis, was a small drop in our Medicaid rate. We’re going to have to watch that also as the year progresses.

Injury prevention saw a number of good things for the quarter. Revenue increased 11.8%, which included a partial quarter contribution from our latest IIP New York-based acquisition earlier announced. Same-store revenue increased 8.2% while margin increased 180 basis points compared to our Q1 2025 numbers. On the development front, in addition to the New York City-based IIP deal, we added in a nice eight-clinic therapy partnership in the Pacific Northwest. It’s going to do very well for us.

In addition, we opened seven de novo clinics in the quarter. We have more to come in both the hospital area as well as acquisitions. Recently, and we have already announced this but I’ll cover it, we completed re-negotiation of our five-year credit facility, which in addition to providing even better pricing and terms compared to what we had before, which was already a very favorable facility, but we were able to expand our capacity so that we can continue to invest in growth opportunities without compromise.

Finally, in the quarter, as Jason will later discuss related to the credit facility and our borrowings, we repurchased equity in two very strong partnerships with the total spend of a little more than $14 million where we continue to have strong founding partners who were taking some chips off the table due to their extraordinary growth over time, in one case, and another at a point of the partner’s planned retirement, with a strong owner bench still intact. Our strong capital structure allows us to be flexible and take advantage of these opportunities without compromising our ability to run the company or pursue a variety of growth opportunities. For that reason, we feel confident in our ability to continue the growth through organic as well as acquisition-related partner-centric development. So, we believe we have a great balance sheet. As we discussed, our improved and expanded credit facility gives us the dry powder to make good decisions about our growth and provides us with the resources and capital that we need to run the company, grow and expand where it make sense in PT and industrial injury prevention, invest in new technologies, resources, and people to make our growth plan happen. All of which we are doing in real time. This, along with our continued high demand for services and our progress across key initiatives, gives us the confidence to reaffirm our guidance for 2026.

As I wrap up my prepared comments, as I always do, it’s important to say all of this is because our clinicians, our partners are doing such a great job around the country everyday to make a difference in the lives of our patients who they are positively impacting – making a difference in the lives of our injury prevention clients and their workers, keeping them safe and healthy, and all of that helps us to attract the kinds of new opportunities, including our hospital partners like NYU and others, which should be an accelerant to our growth rate as we finish this year and look forward, especially, into 2027.

Jason, please go ahead and walk through the financials in a little bit more detail before we open it up for questions. Thank you.

Jason Curtis:
Thanks, Chris, and good morning, everyone. Turning to the details of the first quarter 2026 income statement. Total revenue was $198 million, a 7.9% increase versus 2025. Daily visits per clinic increased to 31.8 in the first quarter 2026 compared to 31.2 in Q1 2025. Total patient visits in the first quarter 2026 were 1,543,000, a 6.9% increase versus last year. Net patient revenue per visit was $106.49 in the first quarter of 2026, a $0.83 increase versus the prior year. This growth was driven by a 3.4% increase in commercial revenue per visit. This lift is made even more meaningful by the fact that commercial payers represent nearly 50% of our total payer mix. We also benefitted from the early impact of our expected 1.75% Medicare rate increase. As a reminder, the majority of the benefit from the hospital initiatives will impact net revenue per visit, and first quarter results do not yet include any impact from these affiliations.

Total first quarter 2026 Physical Therapy revenue was $168 million, a 7.2% increase versus prior year first quarter. Mature clinic revenue increased 2.5% in Q1 2026, continuing the sequential quarter-over-quarter build from 2025. Adjusted physical therapy payroll cost per visit was $64.20 in the first quarter 2026 compared to $63.53 in the first quarter 2025. Adjusted physical therapy operating cost per visit was $90.31 in the first quarter 2026 compared to $88.77 in the first quarter 2025. Adjusted physical therapy margin decreased to 16.1% in Q1 2026 compared to 16.8% in Q1 2025. IIP revenue was $31 million in Q1 2026, an 11.8% increase versus the prior year. Excluding the Q1 2026 IIP acquisition, IIP revenue increased 8.2%. IIP margin increased to 20.4% in Q1 2026 compared to 18.6% in Q1 2025. Adjusted corporate expense, as a rate to revenue, was 8.8% in Q1 2026 compared to 8.5% in Q1 2025.

We continue to make progress on our Workday ERP implementation and expect to go live at the beginning of 2027. We’re implementing Workday in both human resources and finance and are looking forward to modernizing our systems, increasing efficiency and improving the user experience.

Interest expense was $2.8 million in the first quarter of 2026 compared to $2.3 million in Q1 2025. The increase was driven by cash usage associated with the two first quarter acquisitions, as well as $14 million in purchases of non-controlling interest, as Chris mentioned. Income tax in Q1 2026 was 32.3% compared to 28.1% in Q1 2025. The Q1 2026 tax rate is elevated due to the negative impact of discrete tax items on comparatively lower pre-tax income. Adjusted EBITDA in Q1 2026 was $20.2 million, a $0.7 million increase compared to Q1 2025. Operating results per share was $0.46 in the first quarter of 2026 compared to $0.48 in the first quarter of 2025. Net income attributable to USPH shareholders was $5.0 million in Q1 2026 compared to $9.9 million for Q1 2025.

Included in pre-tax income for Q1 2026 was a loss on change in fair value of contingent earn-out considerations of $2.0 million versus a gain of $4.8 million in Q1 2025. The Q1 2026 loss was driven by stronger performance in recent acquisitions, which increases our earn-out liability. GAAP loss per share was $0.12 in the first quarter of 2026 compared to earnings per share of $0.80 in the first quarter of 2025. Earnings per share in Q1 2026 was negatively impacted by re-evaluation of redeemable non-controlling interest compared to a benefit in Q1 2025. Under GAAP, increases or decreases in the value of redeemable non-controlling interest are not included in net income but are included in the calculation of per share metrics. Stronger performance in Q1 2026 increased the value of these ownership interests, negatively impacting per share metrics.

As Chris mentioned, we completed two significant acquisitions in the first quarter. At the beginning of January, we acquired a 50% interest in an eight-clinic physical therapy practice with $8 million in revenue and 66,000 visits. At the end of January, we acquired a 70% interest in an industrial injury prevention business with $7 million in revenue.

Turning to the balance sheet, cash and cash equivalents at the end of Q1 2026 were $28 million compared to $36 million at the end of 2025. Borrowings on our credit facility were $204 million in Q1 2026 compared to $162 million at the end of 2025. As noted, the increase in borrowings was driven by our two first quarter acquisitions as well as the $14 million in purchases of non-controlling interests.

On April 15, 2026, we announced a 5-year, $450 million credit facility with a maturity date of April 14, 2031. Based on strong lender support, the facility was upsized from its initial $400 million launch amount, and we achieved improved pricing compared to our previous facility. Our lender group consists of Bank of America, Regions, JP Morgan Chase, Citizens, US Bank, and Bank United. This larger facility, compared to our previous $325 million facility, provides us with additional flexibility as we continue to grow our portfolio partnerships and return capital to shareholders. The June 2027 maturity date for our existing interest rate swap remains unchanged.

Our first quarter results were in line with our expectations, and we expect the impact of the 2026 objectives, which Chris discussed, to ramp up throughout the course of the year. As such, we are re-affirming our full-year 2026 adjusted EBITDA guidance of $102 million to $106 million.
With that, I will the call back to Chris.

Chris Reading:	Thanks, Jason. Great job. Operator, let’s go ahead. I know we’ll have questions, so let’s go ahead and open up the line.

Operator:
Thank you. If you’d like to ask a question, please press star (*) one (1) on your keypad, to leave the queue at any time press star (*) two (2). Once again, that is star (*) one (1) to ask a question and we can take our first question from Joanna Gajuk with Bank of America. Your line is open.

Chris Reading:	Good morning, Joanna.

Joanna Gajuk:
Hi, good morning. Hey, good morning. Thanks so much for taking the question. So first, I guess, on Q1, the guidance build – so you said the weather was $3 to $4 million in revenue, but then you cut your costs. So how should we think about the EBITDA headwind? And importantly, was this quarter as you had included in your guidance? Because I think when you gave the guidance, you kind of knew about the general weather situation, so kind of explain to us how this quarter came versus your general expectations and how should we think about what was the actual headwind impact to EBITDA from that situation?

Chris Reading:
Yes. So, first of all, importantly, the quarter came in almost exactly where we had budgeted the quarter to be. Now, there were a couple puts and takes, but at the end of the day, from an earnings perspective, we came in right where we expected to be. We lost about 31,000 visits. Some of those coming in some of our high net rate markets like New York, which also, by the way, impacted our injury prevention acquisition right out of the gate a little bit with weather and mobile units there. And so, when we look at that blended average rate, it’s somewhere north of $3 million, $3.3 if you use our average rate, and understanding that we’ve got to pay most of our folks, maybe not everybody, every dollar. Well, some of our hourly people, occasionally we do that as well depending on circumstances, but our salary people get paid regardless. So, demand was high for the first quarter. It was a tough weather quarter but that’s behind us. Demand has continued to build, meaning volumes have built and we’re not going to have weather anymore. So, coming out of it, in combination, we made some investments and continue to make some investments and some of these initiatives. Those investments include both people and other investments in products and other things. That’s going to cost numbers as well, but we feel confident those are going to bear the fruit that we expect them to bear and that we’ve begun to see already as things ramp up. So, I don’t know if that answers your question specifically, Joanna, but…

Joanna Gajuk:	That’s helpful. Okay. Right. So, you did assume this weather headwind in your guidance originally that you gave us, and the quarter was in line.

So, yes, I did want to know that. Okay, good. And then from here, how should we think about the ramp up the rest of the year? I mean, it sounds like you guys are kind of out of a couple of things, but I don't know if there's some numbers to put around, because when you do that, the rough math, so Q1, EBITDA was about, call it, 19% of the full year guidance, but the last couple of years, it was more like 20 or above 20%. So, I guess it was lower than typical, and then if you would assume typical seasonality, which obviously things get skewed because there's different level of acquisitions and things like that. If we do some rough math, we can get to maybe less than $100 million for the year. Then obviously you have these hospital alliances. So, if you could also quantify how much actually in this year, because you do talk about $7 million, but that's obviously when you fully annualize it and fully ramped up. So, I don't know if there's something in the guidance included for this and lastly, there are also these acquisitions. I want to make sure they were already in guidance and how much, if anything, they add for the rest of the year, because essentially what I'm trying to bridge is from Q1, how you’re going to get to your $102 to $106 million for the year, because I'm getting more like a couple million dollars short. So, I'm thinking maybe that's the hospitals and acquisitions that helped explain the Delta. Thank you.

Chris Reading:
Yes. A couple of things to try to tease that apart. So, the acquisitions, I believe, which closed in January and the end of February were included in our guidance numbers. We gave our guidance - I don't remember exactly - first week of March, end of February, first week of March. So, those were included in the guidance numbers. We have more activity to come. The activity to come certainly has not been included, and in terms of the hospital ramp up, Jason, I don't know if you have that at your fingertips, but we're estimating we gave the $7 million 2027 number on the full year basis. We had to estimate when these would begin to phase in and so just literally last week, we began to phase in our very first Metro facilities into the NYU deal. Things are going well, but we've got a lot more to do.

On the Gulf Coast opportunity, the other hospital opportunity, that depends upon how things go over the next couple of weeks, could begin in June or it could begin in July. So, there's several million dollars worth of additional hospital contribution, but obviously we're not getting a full year, we're getting a half year at most or part year, not even really fully a half year because we've got to layer in these facilities. That'll take a few months, particularly in Metro's case, but all that was fully baked into our guidance when we did it originally. I can't give you a whole lot more granularity by quarter just because we don't do it. We have those numbers, but we haven't guided by quarter in a long time. I understand we were a little out of sync with you guys this first quarter, but that's where we are.

Jason, do you have the - if you don't, that's fine, we can follow up - the estimated contribution on the hospital contracts this year. I know we announced it on our last call.

Jason Curtis:
Yes. So, we talked about there being a portion of the annualized $7 million impact and the way I would think about it, Joanna, is we are in the process right now in the second quarter of implementing these clinics, converting these clinics, to the hospital affiliations. We expect to be materially complete by the end of the third quarter. So, in the fourth quarter, you'll begin to see something like the full impact of the fourth quarter impact of the $7 million. So, the benefit of the hospital initiatives will ramp up sequentially quarter-over-quarter as we proceed throughout 2026.

Joanna Gajuk:	All right. Thank you so much.

Operator:	We will move next to Jack Slevin with Jefferies. Your line is now open.

Jack Slevin:	Hey, thanks for taking the question.

Chris Reading:	Thanks, Jack.

Jack Slevin:
Yes. Hey, good morning to you guys. Jack Slevin from Jefferies here. Maybe one, just to focus a little bit tightly on the numbers, the rent, supplies and other line ran a little bit high to what we were expecting, I guess - so did corporate expenses - just a little curious, I know you talked about some of the things you're doing to modernize the business, but on those two lines, anything to call out in terms of what's driving some of the year-over-year growth in those expense lines?

Chris Reading:
Yes. Q1, again, we had a little bit worse weather impact, a little bit lighter revenue than we expected, although in balance, it came out at the end of the day, where we thought. We did have, in a few partnerships, a little bit more contract labor than we expected to deal with the volume that we had in those particular partnerships. So, that was part of the expense carry.

Jason, I don't know if you have anything else that you want to add.

Jason Curtis:
I would just say that we are making some upfront investments in our 2026 initiatives that are going to pay off as we ramp up the benefit throughout the balance of the year, as well as the weather impact that Chris mentioned would have a greater impact in terms of deleveraging on the fixed costs, some of the stuff you were mentioning, Jack, that will not continue as we enter into the spring and summer season and we don't have these weather headwinds against us.

Jack Slevin:
Got it. Yes, I totally appreciate that. That makes a ton of sense and maybe one more to follow up. Chris, I think the messaging is very positive on your confidence in potentially more hospital partnerships and on the M&A front rolling through the year. Is there any way to think about the cadence of that or if you can just give a little bit more color on what's driving the level of confidence in those two things to be able to keep adding via those two avenues? Thanks.

Chris Reading:
Yes. Look, the cadence for you guys, and I'm sure for some it's frustrating, is not going to be something that's absolutely predictable because good opportunities sometimes take a little time to bring them fully together. I do feel confident, given the number and the depth and the range of conversations that we're having, that we're going to have more things done on the hospital side. While we don't get fully granular on what we have from an acquisition perspective, you'll see us continue to be active there as well, as we have in the past. So, no real deviation there but these hospital opportunities, they're chunky and they make a really nice difference. So they do take a little while to put together. We're dealing with big academic, in some cases, medical center institutions with a lot of constituents and big legal teams. They do their appropriate work, and it takes a little time but as we continue to add more of these, as you will see, I think you'll understand the impact as we go forward. It's a nice impact.

Jack Slevin:	Got it. I appreciate the color. Thanks, guys.

Chris Reading:	Thanks, Jack.

Operator:	We will move next to Larry Solow with CJS Securities. Your line is open.

Chris Reading:	Hey, Larry.

Larry Solow:
Hey, good morning, Chris. Following up on that question on the hospital alliances, I realize the cadence or the timing is impossible to predict and especially the share but ultimately, I think if you do the math, it's like 10% today with these two initial alliances. What's the potential? How many total clinics do you think - and that could be using rough numbers - over a three to five year period that you think you could potentially align up with the big hospital organizations? Then also the second question on that one is just on the volume growth that you can potentially drive as you join up with these hospitals because I know your EBITDA assumptions are based on just current volumes, right? Can you give a little more color on the potential volume growth as you line up with these possible partners?

Chris Reading:	Right.

Chris Reading:
Yes. So, it's a little bit of a tricky question and I have to be a little bit careful. For one reason, that – I don't know for sure, but if you took what we've done just in the last year and you say, “Okay, with these two, that represents X,” and you mentioned 10%, so Metro was 550,000 or 600,000 visits in a year, probably be significantly more than that. When we get to the end of this year, it will be – the other group of clinics was – I think, a 10-clinic group, smaller number of clinics. But if you blend those two together, if you could do that level every year over three years or five years, it's a pretty good increase. And so, we're looking to do these where we can or it makes sense, where we can generate interest, and so far, interest has been strong. So, I think it'll get to be a decent chunk of what we do in the foreseeable future, for sure. I know that doesn't help you through the model, although you sent your model around a couple weeks ago, which I thought was, again, hypothetical, but a pretty realistic overview. So, I think you have a pretty good handle.

Larry Solow:
Okay, good. Good. I appreciate the vote of confidence. Just a second question. Just on the – I know the quarter was relatively in line with – it sounds like right in line with your expectations, I know you don't guide to the quarter. I think the street clearly – that’s probably led by me, kind of underestimated the impact of weather. But just curious, the pricing also, I know you discussed that, but price per patient – revenue per patient was up less than a percent, and commercial was really strong. Medicare, it sounds like you got a little bit, not the full benefit, but I guess the Medicaid piece, which is a much smaller piece, right? I think 5% of visits.

Chris Reading:	Right.

Larry Solow:	So, is that drag, are you worried about that continuing for the year, and could that pricing outlook improve?

Chris Reading:	Yes.

Larry Solow:	Yes.

Chris Reading:
So again, for the first quarter, you blend – it's like a vegetable soup, you blend it all together and you get what you expected, but the proportionality in some cases was a little bit – slightly different than we thought. And one of those areas was rate, was a little bit less than we expected. Medicare was not the full benefit of the 1.75%. As we look back, I think understandably, number one, our Medicare patients don't pay as quickly at the first of the year because they're trying to sort out their deductibles and there's just kind of a delay. So, the way we do our contractual adjustments has to do in some cases with our payment and payment timing. So, in Q1, the straddling care you gave in December, which comes in the form of payment in January. So, you have a whole host of things in Medicare, which takes time to upload the new fee schedule. So, there's a lag and a delay and things get pushed out. We have a data point that we expect to continue to increase to around that 1.75% number as the year progresses, and we saw that last year.

And then around Medicaid, Medicaid was down a few percent. It was a single-digit number. Again, not a big part of our business. One data point, we'll have to watch it. So, we'll have to watch in Q2 to see if it was – and we'll have to do a little bit more work on it to see if it was a regional mix which changed, which skewed the blended number, or whether there's some pricing differences in there as a result of states which have made some changes.

I wish I could tell you exactly at this point. We'll do more work on that as we have more color, we'll get with you guys and try to give you an update. But it's not going to be a big driver, particularly as Medicare is fully in there and commercial is strong. Worker's comp, frankly, continues to be strong overall in general. And so, Medicaid may move a little bit, but I don't think it will swing a number very much.

Larry Solow:	Right. And I know price moves around a little bit, and I imagine Q1 with resets on deductibles and seasonality already lower. I imagine that could skew this one way or the other too.

Chris Reading:
If you look at last year, we had some pricing build throughout the year. We budgeted a pricing build through this year. We expect that we'll see that. Again, it's tough when you have just one data point, but we fully expect we'll get to where we thought we would be.

Larry Solow:	Got it. Great. Thanks. I appreciate the color.

Chris Reading:	Thanks, Larry.

Operator:	We will now move to Benjamin Rossi with JP Morgan. Your line is open.

Chris Reading:	Hey, Ben.

Benjamin Rossi:
Hey, good morning. Yes, thanks for taking my question. I've been thinking about PT operating costs on a cost per visit basis. We're just north of, call it like $90.00 a visit during Q1. As we're thinking about this back half ramp, how should we be thinking about the run rate for operating cost per visit into Q2 and into the back half, as you have your volume skews really normalizing, and then some of your technology and hospital initiatives are scaling in there as well?

Chris Reading:
Yes, I think you'll see that come down to what probably you guys expected it to be in a more normal rate and basis, a little bit high degree for Q1. We won't have any of the weather that we experienced in Q2 visits to pick up, even comparatively beyond that. And so, I think that'll normalize.

One of the things that we worked really hard on, our operations team, Eric Williams, worked really hard on with our recruiting group is, number one, the recruiting side of the business. But we've really focused on the retention side, and I'll tell you that for the first quarter, and the numbers have come down, down being in a good direction in terms of turnover, for the first quarter, those numbers are now sub 18%, which is as low as we've ever had since we've been measuring it in terms of turnover. So, we're doing a better job hanging on to our people. That'll make a difference during our blow-and-go months when we're the busiest, which is currently, Q2 right now is a great example. So, I think those cost numbers will normalize.

We have invested at the corporate office in some of these initiatives in terms of both people and resources, I'll call them. And so, while there's a little bit of a displacement between when revenue begins and when resource allocation has to come in in order to make those other good things happen downstream, those two will eventually catch up.

Benjamin Rossi:
Okay, so some normalization and turnover to impact the labor side. I suppose, let's flip it over to the weather-related drag. So, you mentioned 31,000 visits lost due to the weather. Do you break that impact down by month? Did you see volumes rebound in March? And then, do you have any commentary on how volumes trended to exit the quarter and have started in April so far as you enter this busier season?

Chris Reading:
Yes, I don't have a month-by-month breakdown, unfortunately, at my fingertips to be able to give you, but I will tell you that visits have rebounded nicely in April, in fact, even progressed within the month, and that has been really good to see. I apologize, but I don't have a month-by-month, blow-by-blow allocation on the last visits.

Benjamin Rossi:	Got it. No problem there. Appreciate the commentary.

Operator:	Once again, it's star (*) then one (1) to ask a question. We'll go next to Constantine Davides with Citizens. Your line is now open.

Constantine:	Hey, guys. Good morning.

Chris Reading:	Good morning.

Constantine:
Chris, one more follow up on the hospital and health system side. I appreciate your commentary around those being chunky and hard to predict, but when you look at the pipeline, are there other NYU-sized opportunities in there, or is the Gulf Coast deal you alluded to perhaps more representative of the scale of the partnerships that you're exploring right now?

Chris Reading:
Let me answer it this way. There are bigger opportunities than NYU. Part of the reason, NYU, in and of itself, when you look at the enterprise value of what that's going to do, it's a big opportunity. Is that the biggest opportunity that we'll have? It won't be. Part of the reason that the impact to us is smaller, even on the big NYU opportunity, is we only own 50% of that business. In other parts of our company where we own 70%, 80%, even 90% of some of these partnerships, large partnerships, if you took and dropped in, again, using NYU as an example, the NYU list from an enterprise perspective, and you apply that to a partnership where we had an 85% or 90% ownership interest, obviously the impact to us is much more significant. But to answer the question broadly, there are markets where we think that the opportunity is going to be even greater than the NYU deal, and it will not necessarily follow a typical small lift like the Gulf Coast deal.

Constantine:
Great. And then in the beginning of the call, I think you've touched on this in the past, but I just wanted to flesh out the cash-based program initiative, and a little more color on what programs have been deployed and the traction there. Thanks.

Chris Reading:	Yes, I'm going to kick it – Eric, if you're able. You're front and center with this initiative, you and Graham. So, do you want to go ahead and take that?

Eric Williams:
Yes, sure. And again, something we've really been pushing with all of our partners, it was the main focal point for the partner meeting that we held in April of 2025, and we just had 30 of our top 40 partnerships in Houston in April with a whole list of items to be covered, including the rollout of WelcomeWare and the AI documentation, and the other centerpiece, again, was cash-based programs. The two that people are the most excited about and the one that definitely has the most traction are laser programs. You've probably seen lasers utilized in a variety of different settings. It's a cash-based service, not reimbursed by insurance companies. We see a lot of patients coming in with their typical commercial insurance who have add-on services provided, laser and shockwave probably being the biggest two, and then dry needling is something we've been doing for a while, but we have a lot more partners being trained on that.

So, I would tell you that those are the three biggest ones that people are latching onto right now, and we've got partners who have been enormously successful on it, finding hundreds of thousands of dollars a year in cash-based services starting from zero. And as much as we talk about it, when our partners hear other partners talking about it and how they've been able to implement it and get their clinicians to buy in and get patients to have an interest, really carries a lot of weight. Right after the partner meeting, we had a bunch of partners who had really not launched cash-based programs, reach out and have an interest in finding out more about the lasers, where to get them, and how to launch a program.

So, it's going to be something that we continue to push. We're certainly not the only ones in the industry that are pushing this, but I think we have a pretty good approach in terms of how we're going to expand it.

Chris Reading:
And let me just say this, and I think it's important to just get this out there, and Eric believes in this as well. This isn't for you guys if you're interested in what are the economics and what's the possibility. For us, the reason to do this is because it works. It works for patients. It has a great patient response, as Eric reflected. It has great patient demand. They see patients on the table next to them getting treatment and talking about the difference it made from the treatment before, and they want to sign up. And so, like anything else, sometimes it takes a while for insurance companies to get the drift. They don't want to pay. There are technologies out there that are very, very clinically effective, that's why they're used. And secondarily, we're able to monetize that because it works, and that's the foundational element to all of it.

Eric Williams:
Chris, that's great color. I mean, the clinical efficacy behind all of these programs is well supported and documented, and that's the first thing that's presented to our partners, around the opportunity to utilize these different types of services.

Constantine:	Thanks, guys. Appreciate the color.

Chris Reading:	Thank you.

Operator:	And there are no additional questions at this time. I'd like to turn the program back to Chris Reading for any other comments.

Chris Reading:
Okay. Listen, thanks, everybody. I know I've got follow-up meetings, Jason and I do, with a number of you over the next several days, and we're happy to spend time on the phone. So, let us know. We thank you for your time and attention today, and we hope you have a great rest of your week. Take care. Bye now.

Operator:	Thank you. This brings us to the end of today's meeting. We appreciate your time and participation. You may now disconnect. Thank you.

END